EXHIBIT 10.5B

THIS AGREEMENT OF SUBLEASE (“Sublease”) made as of the 26th day of October, 2021, by and between ADVERUM NC, LLC (“Sublandlord”) and JAGUAR GENE THERAPY, LLC (“Subtenant”).

WITNESSETH:

    WHEREAS, Sublandlord has leased the Premises (as hereinafter defined) from ARE-NC REGION NO. 21, LLC (the “Landlord”) pursuant to a certain Lease Agreement dated January 8, 2021, as amended by that certain First Amendment to Lease Agreement dated April 15, 2021 (as amended, the “Prime Lease”), which is incorporated herein by reference and which is attached hereto as Exhibit A. Sublandlord is referred to as the “Tenant” in the Prime Lease; and

    WHEREAS, the premises subleased hereby contain approximately 173,820 rentable square feet and constitute the entirety of that certain building located at 14 TW Alexander Drive, Durham, North Carolina, and known as the “Building.” The space subleased hereby is the same space leased to the Sublandlord under the Prime Lease and is hereinafter referred to as the “Premises.” The parties desire by this Sublease to establish the terms and conditions upon which Subtenant will sublet the Premises from Sublandlord; and

    NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

1.Except for Sections 4(b), 39, 40, 42(u) of, and Exhibit J to the Prime Lease (provided that such exclusions shall not prohibit Subtenant from exercising such rights that Landlord granted to Subtenant pursuant to Landlord’s consent to this Sublease as set forth in the Consent to Sublease and Second Amendment to Lease dated October 26, 2021 (the “Sublease Consent”) obtained pursuant to Section 12 hereof), or as otherwise herein provided, as between Sublandlord and Subtenant, all of the terms, provisions, covenants and conditions contained in the Prime Lease are made a part of this Sublease, Sublandlord being substituted for “Landlord” and Subtenant for “Tenant,” it being understood that such rights and obligations of Tenant as are contained in the same, and as the same relate to the Premises, during the term of this subletting, are hereby granted to or imposed on Subtenant in the same manner as if Subtenant had been Tenant in same. Notwithstanding the foregoing, this Sublease shall not release Sublandlord from any existing or future duty, obligation or liability to Landlord under the Prime Lease, nor shall this Sublease change, modify, or amend the Prime Lease in any manner, and in the event of any conflict between the terms of the Prime Lease and this Sublease as between Landlord and Sublandlord, the express terms of the Prime Lease shall prevail. In the event of a conflict between the terms of the Prime Lease and this Sublease as between Sublandlord and Subtenant, the terms of this Sublease shall govern and control. In the event of a conflict between the terms of the Sublease Consent and this Sublease as between Sublandlord and Subtenant, the terms of the Sublease Consent shall govern and control. Sublandlord agrees that Subtenant shall be entitled to receive all services Sublandlord is entitled to receive from Landlord pursuant to the Prime Lease, and Subtenant agrees that Sublandlord shall not be responsible for providing the same. Subtenant expressly acknowledges that Sublandlord is not responsible for complying with any terms of the Prime Lease which, by their nature, are the sole obligations of the Landlord thereunder. Sublandlord agrees that any request received by Landlord from Subtenant for additional or modified services or Landlord’s approval with respect to any matter for which Landlord’s approval is required under the Prime Lease, including without limitation, Exhibit C (Work Letter) to the Prime Lease as such Exhibit C is amended and restated by Exhibit B to the Sublease Consent (the “Revised Work Letter”), shall be deemed a request made by and from Sublandlord and shall be deemed approved by Sublandlord when delivered to Landlord, provided the notice requesting such consent is made pursuant to the terms of the Sublease Consent.

Subject to the terms of this Sublease and the Sublease Consent, Sublandlord acknowledges and agrees that Subtenant’s representative shall act pursuant to the terms of the Sublease Consent and as Sublandlord’s representative under the Revised Work Letter and shall have the limited right to act as Sublandlord to comply with Sublandlord’s obligations as “Tenant” as expressly stated under the Revised Work Letter and to receive the benefit of Sublandlord’s rights as “Tenant” under the Revised Work Letter and the Prime Lease as provided for in the Sublease Consent and herein. Upon receiving Subtenant’s written request, Sublandlord shall notify Landlord of Subtenant’s change in its representative to act as Sublandlord’s representative under the Revised Work Letter. Sublandlord shall use commercially reasonable efforts and take such further actions and assurances to enable Subtenant to receive all the rights and benefits of “Tenant” under the Revised Work Letter. Notwithstanding the foregoing, Subtenant is not being appointed as an agent for or given the authority to act as an agent of Sublandlord. Subtenant’s rights and authority to act as a representative of Sublandlord are strictly limited to those set forth in this Sublease, the Sublease Consent and the Revised Work Letter and Subtenant is not granted any express or implied authority to act on behalf of Sublandlord except as expressly set forth therein. Subtenant does not have the authority to and cannot bind Sublandlord to modifications or waivers to the terms and conditions of the Prime Lease, Sublease Consent or Revised Work Letter. Subtenant must exercise its limited authority and act in such role and capacity in a prudent and reasonable manner. In the event that Subtenant is unclear as to the scope and extent of its authority to take certain action as Sublandlord’s representative, Subtenant shall promptly request written clarification from Sublandlord prior to taking any such action.

Subtenant acknowledges that there is no privity of contract as between Landlord and Subtenant which would entitle Subtenant to directly enforce the Landlord’s obligations under the Prime Lease. Sublandlord covenants and agrees, upon written request of Subtenant, to use commercially reasonable efforts to cause Landlord to observe and perform such obligations, provided that if Landlord’s failure to observe or perform such obligations materially impairs Subtenant’s ability to use or operate in the Premises, at Subtenant’s reasonable request and pursuant to its reasonable direction, Sublandlord shall bring legal or other form of dispute resolution to enforce any remedies that Sublandlord has at law or in equity. Provided that the cause of Landlord’s default is not Sublandlord’s default hereunder, Subtenant shall reimburse Sublandlord for its costs related to such enforcement and Subtenant shall indemnify, defend and hold harmless Sublandlord from and against, any and all claims, damages, judgments, suits, causes of actions, losses, liabilities, and expenses, including, without limitation, attorneys’ fees and court costs to the extent arising or resulting from Sublandlord pursuing such legal or other dispute resolution action.

Sublandlord hereby subleases the Premises to Subtenant, on the same terms and conditions upon which said Premises were leased to Sublandlord under the Prime Lease, the same as if all the terms and conditions of the Prime Lease were fully set forth herein, except as otherwise expressly set forth herein. During the term of this Sublease, and except as set forth to the contrary herein or in the Sublease Consent, Subtenant hereby assumes and agrees to make all payments as hereinafter set forth and perform and fulfill all obligations, covenants and agreements of Sublandlord under the Prime Lease, with respect to the Premises, from and after the date hereof in the same manner as if Subtenant had executed the Prime Lease as tenant on the date hereof.

Notwithstanding the foregoing, Subtenant acknowledges that Sublandlord is in the process of preparing and submitting invoices for its design and construction work to date, for reimbursement from the Tenant Improvement Allowance if approved in accordance with and subject to the terms and conditions of the Lease (in the approximate amount of not more than $2,733,653.00). As such, the Tenant Improvement Allowance available for Subtenant’s use shall be reduced by the amount so disbursed by Landlord to Sublandlord but such available amount shall be not less than $20,732,047.00, which is in addition to the Additional Tenant Improvement Allowance and the Warm Shell Improvement Allowance. Sublandlord shall reasonably cooperate with Subtenant to obtain or to have any building permits or other governmental approvals required for Subtenant’s construction assigned to Subtenant.
As an inducement to Subtenant to enter into this Sublease, Sublandlord represents and warrants with respect to the Premises that the following statements are true:
(i)    The Prime Lease is in full force and effect, and the copy attached hereto as Exhibit A is a true and complete copy thereof.
(ii)    The Commencement Date of the Prime Lease was April 23, 2021 and the Expiration Date of the Prime Lease is October 31, 2037.
(iii)    To Sublandlord's actual knowledge, there exists under the Prime Lease no default by either party or event of default by either party, nor has there occurred any event which, with the giving of notice or passage of time or both, could constitute such a default or event of default by either party.
(iv)    Sublandlord has not received any written notice that the Premises or any portion thereof are in violation of applicable laws.
(v)    There are no oral modifications to the Prime Lease and Landlord and Sublandlord do not have any agreements regarding the Premises except for the Prime Lease.
(vi)    Sublandlord has not assigned its interest in the Prime Lease or subleased or otherwise permitted any other parties to occupy any part of the Premises.
(vii)    Landlord is currently the “Landlord” (as such term is defined under the Prime Lease).

(viii)    Sublandlord is currently the “Tenant” (as such term is defined under the Prime Lease).
(ix)    The only reports or other documents that Sublandlord has in its possession regarding the environmental condition of the Premises are:
•that certain Phase 1 Environmental Site Assessment dated August 2020 and prepared by Ranboll US Corporation;
•that certain Limited Hazardous Materials Clearance Report dated May 17, 2021 and prepared by Froehling and Robertson, Inc.;
•that certain Limited Hazardous Materials Survey Report (first floor pipe risers) dated August 12, 2021 prepared by Michael J. Krupa, CIEC Industrial Hygiene Project Manager, Froehling & Robertson, Inc.;
•that certain Limited Moisture and Microbial Eval Report dated July 7, 2021, prepared by Froehling and Robertson, Inc.;
•that certain General Mold Remediation Guidelines dated July 7, 2021, prepared by Froehling and Robertson, Inc.; and
•that certain Limited Hazardous Materials Survey Report (Sub-Slab Holding Tank Testing) ARE-14 TW Alexander IH Sub-Slab Report dated March 29, 2021, prepared by Freohling and Robertson, Inc.

(x)    Except for the Prime Lease, the Sublease and the Sublease Consent and the agreement regarding demolition with DPR to be assigned by Sublandlord to Subtenant, Sublandlord is not a party to any agreement, including, without limitation, construction, engineering or design agreements, that will be binding on the Premises or Subtenant after the date of this Sublease.

2.The term of this Sublease (the “Term”) shall commence as of the later of (i) the date which is the first business day after all parties hereto have executed this Sublease and Landlord has consented to this Sublease in writing, or (ii) the date on which Sublandlord transfers possession of the Premises to Subtenant (the “Sublease Commencement Date”), and shall expire on the 31st day of October, 2037 at 5:00 p.m. (the “Expiration Date”), unless sooner terminated in accordance with the terms of this Sublease, including a termination of the Prime Lease. Subtenant expressly acknowledges that no rights to other space owned or leased by Landlord or Sublandlord (including specifically any right of first refusal), is granted to Subtenant hereunder, nor shall Subtenant be entitled to exercise any such or similar rights afforded under the Prime Lease. Sublandlord covenants and agrees that, during the Term of this Sublease, Sublandlord shall not take any action that would cause a default by Sublandlord under the Prime Lease and Sublandlord shall not terminate or extend the term of or enter into any material amendments to or material modifications of the Prime Lease or enter into any amendments to or modifications of the Prime Lease that would increase Subtenant’s obligations or impair its rights hereunder or agree to any new alterations or improvements to the Premises, without the prior written consent of Subtenant (not to be unreasonably withheld, conditioned, or delayed). Furthermore, Sublandlord shall not agree to any new covenants, conditions, restrictions, easements or other encumbrances against the Premises without the prior written consent of Subtenant. Sublandlord covenants and agrees to fully and faithfully perform the terms and conditions of the Prime Lease and this Sublease on its part to be performed.

3.Commencing on the Sublease Commencement Date, subject to the terms of the Sublease Consent and any credits, abatements, offsets, reductions or other concessions pursuant to the terms of the Prime Lease, Subtenant shall pay base annual rent (“Base Rent”) directly to the Landlord according to the same schedule, and in the same amounts, as listed in the Prime Lease. Except as set forth in Section 23 herein, below, Subtenant shall not be responsible for any rent payable to Landlord by Sublandlord for the period of time prior to the Sublease Commencement Date. In the event that the Sublease commences on a day other than the first (1st) day of the month or expires or terminates on a day other than the last day of such month, the Rent payable during such month shall be prorated with Subtenant only responsible for the portion of such month falling within the Term. All payments requiring proration shall be prorated on the basis of the number of days in the pertinent calendar month or year, as applicable. All rent and other amounts due under this Sublease shall be paid without demand or notice and without any setoff or deduction whatsoever. All charges, costs and sums required to be paid by Subtenant to Sublandlord hereunder in addition to Base Rent shall be deemed additional rent (“Additional Rent”), and Base Rent and Additional Rent shall hereinafter be collectively called “Rent.” Any portion of such Additional Rent which is payable under the terms of the Prime Lease to Landlord shall by paid by Subtenant directly to Landlord in accordance with the terms of the Sublease Consent. In the event that any Rent is payable to Sublandlord hereunder, such Rent shall be paid to or upon the order of Sublandlord (or directly to Landlord, if so directed by Sublandlord) at the following address: 100 Cardinal Way, Redwood City, CA 94063 Attn: Chief Financial Officer. Sublandlord shall have the right to change the Sublandlord’s address by giving advance written notice thereof to Subtenant. All payments of Rent shall be made in immediately available, lawful money of the United States. In the event that Subtenant is not able to enforce the audit and review rights under the Prime Lease related to Operating Expenses, Sublandlord shall do so at Subtenant’s direction pursuant to the terms of the Prime Lease and Subtenant shall reimburse Sublandlord for its out of pocket third party costs related thereto.

As of the Sublease Commencement Date, Subtenant shall also be responsible for all Additional Rent (including, without limitation, Operating Expenses) required of Sublandlord as Tenant under the Prime Lease.

Notwithstanding anything to the contrary contained herein, in the event that pursuant to the Prime Lease, Sublandlord actually receives an abatement, reduction, reimbursement, offset or other credit against rent payable under the Prime Lease, including, without limitation, related to an interruption in any services or utilities required to be provided by Landlord under the Prime Lease or related to a failure of Landlord to perform any maintenance and repair obligations of Landlord under the Prime Lease, Sublandlord shall provide Subtenant with such amounts to be applied against rent payable hereunder.

4.Subtenant will not assign this Sublease in whole or in part, nor sublet all or any part of the Premises, without the written consent of Sublandlord, which consent shall not be unreasonably withheld, conditioned or delayed, and (ii) if required by the terms of the Prime Lease, the prior written consent of Landlord.

Notwithstanding the foregoing, provided that (i) Subtenant is not in default hereunder beyond any applicable notice and cure period provided for herein and (ii) Subtenant obtains Landlord's prior written consent thereto (unless, in connection with the Sublease Consent, Landlord has previously agreed to permit the following without its consent), Subtenant shall have the right, without the prior consent of Sublandlord, to assign this Sublease or sublet all or any portion of the Premises or transfer any interest in Subtenant to (1) any successor to Subtenant resulting from a merger, consolidation, spin-off, membership interest or other ownership interest sale or sale of all or substantially all of Subtenant's assets, but only in the event Subtenant is the surviving entity, or if Subtenant is not the surviving entity, the successor subtenant has substantially the same or better long-term debt rating or equivalent financial capacity as Subtenant immediately prior thereto (as reasonably confirmed by Sublandlord and Landlord in writing), or (2) to a parent, subsidiary or to any corporation or other entity that controls, or is controlled by, or is under common control with Subtenant (in any such case, a "Permitted Transferee") provided that: (A) such Permitted Transferee assumes in writing (or by operation of law succeeds to) all of Subtenant's obligations hereunder with respect to the Sublease or portion thereof covered by the applicable sublease, and (B) Subtenant, if Subtenant survives the transaction, remains liable to Sublandlord and Landlord for the performance of all terms and conditions of this Sublease, including the payment of Rent hereunder. Sublandlord shall be notified of such sublease or assignment and be given a copy of such sublease or assignment prior to or within (5) business days after such transfer.

5.All notices required or permitted by any provision of the Prime Lease or this Sublease shall be sent via certified mail, return receipt requested or via personal or overnight courier delivery (with proof of delivery requested) and shall be directed to Landlord at the address for notice as set forth in the Prime Lease. Other notices required or permitted by any provision of the Prime Lease or this Sublease shall be directed as follows:

If to Sublandlord:	100 Cardinal Way Redwood City, CA 94063 Attention: Legal Department
with a copy to:	Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. Post Office Box 2611 Raleigh, North Carolina 27602-2611 Attention: Wayne K. Maiorano, Esq.

overnight delivery address: 2300 Wells Fargo Capitol Center 150 Fayetteville Street Raleigh, North Carolina 27601

If to Subtenant:	Jaguar Gene Therapy, LLC 150 N. Field Drive Suite 300 Lake Forest, IL 60521 Attention: Chief Legal Officer
with a copy to:	Benesch Friedlander Coplan & Aronoff LLP 71 South Wacker Drive, Suite 1600 Chicago, IL 60606 Attention: Michael J. Klein

Either party may, at any time or from time to time, designate in writing a substitute address for the above set forth, and thereafter notice shall be directed to such substitute address. Sublandlord shall provide (within five (5) business days after receipt) Subtenant with copies of any notices that Sublandlord receives from Landlord under the Lease.

6.This Sublease, and all rights hereunder, are in full respects subordinate to the Prime Lease. In the event the Prime Lease terminates for any reason during the Term, this Sublease shall simultaneously terminate unless, and except to the extent, otherwise provided in the Sublease Consent. Nothing contained in this Sublease shall be construed to create privity of estate or contract between Subtenant and the Landlord except for the agreements of Subtenant hereunder which are intended to benefit the Landlord (e.g. Sections 10, 12 and 22 hereof) as to which Landlord shall be deemed a third-party beneficiary hereunder and except for those agreements between Landlord and Subtenant expressly contained in the Sublease Consent. Except as expressly provided in the Sublease Consent, Landlord shall have no obligations to Subtenant under the Sublease and the Prime Lease.
7.Subtenant hereby agrees to execute such other necessary documents and instruments as Sublandlord may hereafter reasonably request in order to effectuate the provisions of the Sublease. Sublandlord hereby agrees to execute such other necessary documents and instruments as Subtenant may hereafter reasonably request in order to effectuate the provisions of the Sublease.
8.Except as expressly provided for in the Sublease Consent, the Sublease Consent shall not be construed as relieving Sublandlord from the requirement of obtaining Landlord’s consent to any further subleasing or assignment of the Prime Lease, or of creating any rights in Subtenant against Landlord as a result of the Sublease Consent.
9.Except as otherwise provided for herein and the Prime Lease, Subtenant acknowledges and agrees that the Premises are being conveyed on an “as is” basis, and that Sublandlord hereby makes no representation or warranty whatsoever, including specifically the condition thereof or their fitness for a particular purpose, provided that the foregoing shall not be deemed to be a waiver by Subtenant of any of Sublandlord’s obligations herein or the condition in which Landlord is required to construct Landlord’s Work or deliver the Premises. Subtenant shall not alter the Premises without first obtaining Sublandlord’s written approval for such alteration, provided that if Landlord consents to such alterations then Sublandlord shall be deemed to have consented to such alterations also. Subtenant acknowledges that alterations are further subject to the consent of Landlord and Subtenant shall be responsible for obtaining such consent; provided, however, Sublandlord shall reasonably cooperate and work with Subtenant to obtain the consent of the Landlord. Except as otherwise agreed upon at the time any such consent is given, all alterations shall remain upon the Premises and shall be incorporated in and made a part of the Premises as completed. Subtenant shall be responsible, at its sole cost and expense, for all conditions of Landlord’s consent to any alterations, including without limitation any restoration and/or removal obligations. Subtenant shall not be required to remove and/or restore any improvements or other alterations which were either (a) constructed or installed prior to the Sublease Commencement Date, (b) which were approved by Landlord prior to the Sublease Commencement Date or (c) which are not required to be removed pursuant to the terms of the Prime Lease or the Sublease Consent.
10.Subtenant shall be liable for, and shall indemnify, defend and hold Sublandlord and Landlord harmless from and against, any and all claims, damages, judgments, suits, causes of actions, losses, liabilities, and expenses, including, without limitation, attorneys’ fees and court costs to the extent arising or resulting from (a) the negligence or willful misconduct of Subtenant or any of Subtenant’s agents, employees, subtenants, assignees, licensees, contractors, or invitees as to injuries to persons or damage to property occurring in or about the Premises, including without limitation, arising from or as a result of the performance of the Tenant Improvements under the Amended and Restated Work Letter, (b) the default by Subtenant of any obligation on Subtenant’s part to be performed under the terms of this Sublease, the Sublease Consent or the Amended and Restated Work Letter attached to the Sublease Consent as Exhibit B, and (c) Subtenant exceeding its authority to act in Sublandlord’s name except as otherwise expressly permitted under this Sublease, the Sublease Consent or the Amended and Restated Work Letter; provided, however, Subtenant’s indemnity shall not apply or extend to any such damage or injury to the extent the same are: (i) the result of the gross negligence or willful misconduct of Sublandlord (or Landlord, in the case of Landlord’s indemnity), or Sublandlord’s (or Landlord’s, in the case of Landlord’s indemnity) employees, agents or contractors, or (ii) paid to Sublandlord (or Landlord, in the case of Landlord’s indemnity) out of the proceeds of any policy of insurance required hereunder. In case any action or proceeding is brought against Sublandlord or Landlord by reason of Subtenant’s indemnification obligation set forth in this section, Subtenant, upon notice from Sublandlord or Landlord shall defend the same at Subtenant’s expense. The terms and provisions of this section shall survive the termination or expiration of this Sublease.
11.Notwithstanding any provision contained in this Sublease to the contrary, should either party institute any legal proceeding against the other for breach of any provision herein contained and prevail in such action, such other party shall reimburse the prevailing party for the cost of expenses of such prevailing party, including, without limitation, its reasonable attorneys’ fees actually incurred at standard and reasonable billing rates.
12.This Sublease and all provisions contained herein are contingent upon the written approval of Landlord, pursuant to a separate written agreement entered into by Landlord, Sublandlord, and Subtenant, which form of agreement shall be reasonably acceptable to Sublandlord and Subtenant. Notwithstanding the foregoing, Sublandlord and Subtenant acknowledge and agree that the Sublease Consent shall be in the form attached hereto as Exhibit B and made a part hereof. Promptly following mutual agreement by Sublandlord and Subtenant as to the final form of this Sublease, Sublandlord shall use diligent, good faith efforts to obtain

Landlord's consent to this Sublease, and Sublandlord shall provide notice of Sublandlord's receipt of such Sublease Consent promptly following Sublandlord's receipt of the same. Sublandlord and Subtenant shall each be responsible for paying fifty percent (50%) of any fees and/or charges imposed by Landlord (including, without limitation, payment or reimbursement of Landlord's attorneys' fees or any other out-of-pocket costs incurred by Landlord, if applicable) in connection with Sublandlord's request for and negotiation of the Sublease Consent.
13.Upon full execution, said Sublease Consent shall be incorporated by reference into, and made a part of, this Sublease.
14.None of the covenants, terms or conditions of this Sublease to be kept and performed by either party, shall in any manner be altered, waived, modified, changed or abandoned except by a written instrument, duly signed and delivered by the other party.
15.If any term or provision of this Sublease shall to any extent be held invalid or unenforceable, the remaining terms and provisions of this Sublease shall not be affected thereby, but each term and provision of this Sublease shall be valid and shall be enforced to the fullest extent permitted by law.
16.All of the covenants, agreements, conditions and undertakings contained in this Sublease shall extend and inure to and be binding upon the heirs, executors, administrators, successors and permitted assigns of the respective parties hereto.
17.Sublandlord and Subtenant warrant to the other that neither of them has had any dealings with any broker or agent in connection with the transactions contemplated hereby. Sublandlord and Subtenant covenant to pay, hold harmless and indemnify the other from and against any and all costs, expenses or liability for any compensation, commissions and charges claimed by any other broker or agent, with respect to the transactions contemplated hereby or the negotiation thereof and arising by virtue of the acts of the indemnifying party.
18.No waiver by any party hereto of any breach by the other party hereto of any term, covenant, condition, or agreement herein and no failure by any party hereto to exercise any right or remedy in respect of any breach hereunder, shall constitute a waiver or relinquishment for the future of any such term, covenant, condition, or agreement or of any subsequent breach or of any such term, covenant, condition or agreement.
19.This Sublease constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and this Sublease supersedes all prior oral or written agreements, commitments, or understandings with respect to the matters provided for herein.
20.This Sublease may be executed in multiple counterparts, each of which may be deemed to be an original.
21.Sublandlord acknowledges and agrees that Subtenant shall be entitled to such signage rights as are permitted by the Landlord, in Landlord’s sole discretion (provided that Sublandlord will not withhold its consent to any such signage rights specifically provided in the Prime Lease, so long as Landlord agrees to same in its consent to this Sublease). Subtenant shall be responsible, at its sole cost and expense, for all conditions of Landlord’s consent to any signage, including without limitation any restoration and/or removal obligations.

22.Whenever Sublandlord is required in the Prime Lease to furnish insurance to Landlord, Subtenant agrees to furnish such insurance in the same amounts naming Sublandlord and Landlord as additional insureds with waivers of subrogation in favor of Landlord and Sublandlord, as provided in the Prime Lease. The policies shall not be cancelled upon less than thirty (30) days prior written notice to Sublandlord. Subtenant will deliver certificates of insurance to Sublandlord (on forms reasonably in accordance with the requirements of the Prime Lease).
23.In accordance with the Prime Lease, Sublandlord paid to Landlord the Base Rent payment for the first full calendar month for which Base Rent will become due after the Rent Commencement Date, in the amount of $463,520.00 (“Initial Rent Payment”). Within five (5) business days of execution of this Sublease, Subtenant shall pay to Sublandlord $463,520.00 in full reimbursement of the Initial Rent Payment. Further, within five (5) business days of execution of this Sublease, Subtenant shall provide to and for the benefit of Sublandlord a security deposit in an amount equal to one hundred percent (100%) of the amount required of Sublandlord as Tenant under the Prime Lease, which security deposit shall be deposited by Subtenant pursuant to the written direction of Sublandlord. In addition, such security deposit shall be reduced in accordance with the reduction of the Security Deposit as defined in and in accordance with the terms of the Prime Lease.
24.Whenever the consent of Landlord shall be required pursuant to the Prime Lease with respect to any proposed action by Subtenant hereunder, Sublandlord covenants and agrees to use commercially reasonable efforts to obtain such consent on behalf of Subtenant. So long as Subtenant is not in default beyond the expiration of applicable notice and cure periods hereunder, Sublandlord further covenants and agrees not to voluntarily terminate the Prime Lease without the prior written consent of Subtenant, which consent may be granted or withheld by Subtenant in its sole discretion.
25.Neither Sublandlord nor Subtenant shall issue or make any public announcement, press release or other public disclosure regarding this Sublease or its subject matter or the Subtenant without the other party’s prior consent (not to be unreasonably withheld, conditioned, or delayed), except for such disclosure that is required by law, the rules of a stock exchange on which the securities of the Sublandlord are listed or as required to comply with Sublandlord’s rights and obligations herein. Subject to the requirements of law and governmental authorities, the parties shall cooperate in good faith regarding their approval of the issuance of initial press releases or governmental disclosures.

[Signature Page(s) Follow]

IN WITNESS WHEREOF, each party hereto has duly executed this Sublease as of and on the day and year first above written.

SUBLANDLORD:
ADVERUM NC, LLC

By:	/s/ Laurent Fischer
Name:	Laurent Fischer
Title:	CEO
Date:	2021-10-25 | 11:20:12 PDT

SUBTENANT:
JAGUAR GENE THERAPY, LLC

By:	/s/ Andrew Knudten
Name:	Andrew Knudten
Title:	COO
Date:	10/26/2021

Exhibit A

(Prime Lease)

[attached]

Exhibit B

(Agreed form of Consent)

[attached]

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